PREPARED REMARKS FROM CONFERENCE CALL                               EXHIBIT 99-2


                     FIRST QUARTER FY 2000 EARNINGS RELEASE
                             CONFERENCE CALL SCRIPT


INTRODUCTION - STEVE GILLISPIE

Good morning and thank you for participating in this call. This morning, Bruce Thomas, our executive vice president and chief operating officer, and David Bosher, our chief financial officer, will join me in reviewing the results for our first fiscal quarter. Each of you should have received a copy of the news release that we issued this morning on Cadmus' financial performance for the three months ended September 30, 1999.

As we indicated in our call several weeks ago, we recorded restructuring charges in the first quarter of $16.6 million before taxes and $14.1 million after taxes, resulting in a net loss for our fiscal first quarter. The total charge is expected to amount to $33-$37 million before taxes, with the remainder to be recorded in the second quarter.

We will be glad to go into more detail about the status of the restructuring plan, but there is not much new to report that has happened since we announced it three weeks ago. Everything is proceeding well and on schedule. We have not encountered any meaningful surprises, issues or obstacles as we have begun to implement our restructuring plan. Reaction from our associates and customers has been positive, and we still believe that annualized savings will be in the $6-7 million range.

Also as I indicated in our call last month, I understand the frustration that investors have with the Company's recent performance. The first quarter's results only highlight the need to immediately address the POP situation - which we have done. We are confident that results for the balance of this year will show a positive track for Cadmus, and we are committed to delivering that improved financial performance.

With that, I will turn the call over to David Bosher who will go over the financial results and help you separate the results of the ongoing operations from those that have been sold or closed. Dave.

FINANCIAL REVIEW - DAVID BOSHER

Thank you, Steve.
First Quarter Operating Results. I am not going to reiterate the numbers from our news release, but let me highlight a couple of year-to-year comparisons that will help you understand the true pace of the ongoing business.

Mack added $37.0 million to our sales in the first quarter. Excluding that contribution and the sales from operations we have divested since a year ago, our pro forma sales rose 3% for the quarter, from $85.5 million to $87.7 million.

Professional communications net sales, adjusted for the acquisition of Mack, were down 3% for the quarter due primarily to lower paper prices, as well as a lull in new business acquisition as we integrated the Mack and CJS sales forces. Based on current booked volume and backlogs in our plants, we are confident that we will show renewed sales growth from this group in our fiscal second quarter and ensuing quarters as the successful integration of the sales forces begins to yield benefits.

Marketing communications net sales, adjusted for acquisitions and divestitures, were up 9% in the first quarter, driven by continued growth in our specialty packaging business and graphic solutions operations, which offset a significant decline in point of purchase net sales. Our specialty packaging business recorded a particularly strong gain in sales of 41% due to both increased sales to existing customers as well as to new ones. This continuation of double-digit growth is especially encouraging, since it will help absorb the capacity in our Charlotte manufacturing operations, which should add to operating earnings and margins over the balance of this year. We expect this internal growth to continue in the second quarter and we are encouraged that this business is on track to return to its historical levels of profitability.

Before restructuring charges, operating income rose 37% for the quarter from $6.1 million last year to $8.4 million, and operating margins improved to 6.7% in the quarter. First quarter EBITDA rose 40% to $15.5 million. Included in these first quarter operating results was an operating loss from our point of purchase business of $1.9 million. Adjusted for this loss, EBITDA would have been $17.4 million in the first quarter.

Now, let's take a look at our balance sheet. We exceeded our cash flow targets and reduced debt by $16.3 million during the first quarter, bringing total debt at September 30 down to $259.5 million compared to $275.9 million at June 30. Cash flow in the quarter totaled $18.8 million. Free cash flow from operations provided $12.8 million, and proceeds from the sale of our direct marketing business provided the remaining $6.0 million. Capital expenditures in the first quarter totaled $5.1 million, keeping us on-target for our full-year fiscal 2000 capital spending plan of $20 million. This capital spending plan, coupled with continued improvements in working capital management, should result in free cash flow of at least $20 million for the fiscal year. As we have stated, our plan remains to use free cash flow to repay debt.

Finally, I'd like to provide you a brief update on the restructuring plan. As Steve said, we estimate the charge will still be in the range of $33-37 million before taxes. The savings are still estimated at $6 to $7 million before taxes, with another $1 million in reduced interest expense from net cash generated by the plan. The pre-tax cash cost component of the plan is estimated at $5-6 million currently, yielding us a cash savings return of less than one year. Several of the restructuring actions have already been initiated and will begin to have a positive impact on our fiscal third quarter results.

With that, I will turn it back over to Steve.

Steve

CLOSING - STEVE GILLISPIE

Thank you again for your participation this morning. We had not expected this call to run too long since the important script for Cadmus is going to be written in subsequent periods this year. Bruce, Dave, and I are available to answer any individual questions you may have, and we look forward to reporting to you again at mid-year about the progress of the changes we are making in our organization and the outlook for our second half.

Operator, we are now ready for questions.